Exhibit 99.1

Finish Line Announces Election of Director and Cash Dividend

INDIANAPOLIS, April 20, 2006 -- The Finish Line, Inc. (Nasdaq: FINL) announced today that its Board of Directors elected Catherine A. Langham as a new director of The Finish Line, Inc. Ms. Langham was elected for a term expiring at the 2007 Annual Meeting, and she will serve on the Audit Committee of the Board of Directors. Ms. Langham is the co-founder of the global logistics firm Langham and has over twenty years of experience in the logistics industry.

The Board of Directors also declared a quarterly cash dividend of $0.025 per share of Class A and Class B common stock. The quarterly cash dividend will be payable on June 12, 2006, to stockholders of record on May 26, 2006.

The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of footwear, apparel and accessories for men, women and kids. Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 665 Finish Line stores in 48 states and online. The Company also operates 56 Man Alive stores in 14 states. In addition, the Company opened its first women’s concept store, Paiva, in Austin Texas on April 14, 2006. To learn more about The Finish Line, visit http://www.finishline.com , to learn more about Man Alive visit http://www.manalive.com and to learn more about Paiva visit http://www.paiva.com.

Investor Relations:

CONTACT:	Kevin S. Wampler, 317-899-1022 ext. 6914
Executive Vice President, CFO
The Finish Line, Inc., Indianapolis

Media Requests:

CONTACT:	Elise Hasbrook, 317-899-1022 ext. 6827
Corporate Communications Manager
The Finish Line, Inc., Indianapolis